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                                                                    EXHIBIT 99.3



                               TRUSERV CORPORATION

                        CEO AND SENIOR FINANCIAL OFFICERS
                                 CODE OF ETHICS

GENERAL PHILOSOPHY

The honesty, integrity and sound judgement of the CEO and senior financial officers is fundamental to the reputation and success of TruServ Corporation (the "Company"). The professional and ethical conduct of the CEO and senior financial officers is essential to the proper function and success of the Company as a leading hardware wholesale cooperative.

SENIOR FINANCIAL OFFICERS CODE OF ETHICS

Pursuant to the mandate of the Sarbanes-Oxley Act of 2002 (the "Act") and regulations of the United States Securities and Exchange Commission ("SEC") promulgated pursuant to the authority and mandate of the Act, this Code of Ethics has been adopted for our CEO, CFO, Controllers, Treasurer, and Director of Internal Audit of the Company (the "Senior Financial Officers").



To the best of their knowledge and ability, the CEO and Senior Financial Officers of the Company performing accounting, auditing, financial management or similar functions must:


     - Act with honesty and integrity, avoid actual or apparent conflicts of interest in personal and professional relationships.

     - Provide colleagues, the SEC and the public with information that is accurate, complete, objective, relevant, timely and understandable.

     - Comply with applicable laws, rules and regulations of federal, state, and local governments (both United States and foreign) and other appropriate private and public regulatory agencies.

     - Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgement to be subordinated.

     - Respect the confidentiality of information acquired in the course of employment.

     - Share knowledge and maintain skills necessary and relevant to the Company's needs.

     - Proactively promote ethical and honest behavior within the Company's environment.

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     -   Assure responsible use of and control of all assets, resources and information of the Company.

     - Report violations of this Code of Ethics to the General Counsel, Director of Internal Audit, or directly to the Audit Committee of the Board of Directors of the Company, promptly after learning of any such violation.

All senior financial officers are expected to adhere to the Company's Code of Ethics for the CEO and Senior Financial Officers at all times. The board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Code of Ethics for the CEO and Senior Financial Officers. Any waiver and the grounds for such waiver for a senior financial officer shall be promptly disclosed through a filing with the SEC on Form 8-K. Additionally, any change of this Code of Ethics for the CEO and senior financial officers shall be promptly disclosed to shareholders.